Exhibit 99.2
Sent via Electronic Delivery to: jframer@image-entertainment.com
September 15, 2009
Mr. Jeff Framer
Chief Financial Officer
Image Entertainment Inc.
20525 Nordhoff Street, Suite 200
Chatsworth, CA 91311

Re:	Image Entertainment Inc. (the “Company”) Nasdaq Security: Common Stock Nasdaq Symbol: DISK
Dear Mr. Framer:
As we discussed, our Listing Rules (the “Rules”) require listed securities to maintain a minimum bid price of $1.00 per share. Based upon the closing bid price for the last 30 consecutive business days, the Company no longer meets this requirement.1 Consequently, a deficiency exists with regard to the Rule. However, the Rules also provide the Company a grace period of 180 calendar days in which to regain compliance. The following table summarizes the critical dates and information as related to this matter.

Expiration of 180 calendar
Period below $1.00 bid price	day grace period	Press Release Due Date	Relevant Listing Rules
August 3, 2009 through September 14, 2009	March 15, 2010	September 21, 2009	5450(a)(1) — bid price 5810(c)(3)(A) — grace period 5810(b) — public disclosure 5505 — Capital Market criteria
If at anytime during this grace period the bid price of the Company’s security closes at $1.00 per share or more for a minimum of ten consecutive business days, we will provide you written confirmation of compliance and this matter will be closed.
In the event the Company does not regain compliance with the Rule prior to the expiration of the grace period, it will receive written notification that its securities are subject to delisting.2 Alternatively, the Company may be eligible for an additional grace period if it meets the initial listing standards, with the exception of bid price, for The Nasdaq Capital Market. To avail itself of this alternative, the Company will need to submit an application to transfer its securities to The Nasdaq Capital Market.3

[1]	For online access to all Nasdaq Rules, please see “Nasdaq Reference Links,” included with this letter.

[2]	At that time, the Company may appeal the delisting determination to a Hearing’s Panel.

[3]	For on-line access to the appropriate Transfer Application, please see “Nasdaq Reference Links.”

Mr. Jeff Framer
September 15, 2009

Our Rules require that the Company, as promptly as possible, but no later than four business days from the receipt of this letter, make a public announcement through the news media which discloses receipt of this letter and the Nasdaq rules which it is based.4 A copy of this announcement must be provided to Nasdaq’s MarketWatch Department at least 10 minutes prior to its release.5 In the event the Company does not make this required public announcement, trading in its securities will be halted. For your convenience attached is a list of news services.
Finally, an indicator will be displayed with quotation information related to the Company’s securities on NASDAQ.com and NASDAQTrader.com and may be displayed by other third party providers of market data information. Also, a list of all non-compliant Nasdaq companies and the basis for such non-compliance is posted on our website at www.nasdaq.com. The Company will be included in this list commencing five business days from the date of this letter.
If you have any questions, please do not hesitate to contact me at +1 301 978 8083.
Sincerely,

Matt Page
Listing Analyst
Nasdaq Listing Qualifications

[4]	Please see the attached “Directory of News Services” page for additional guidance.

[5]
Prior to its release, the Company shall provide a copy of the public announcement to Nasdaq’s MarketWatch Department, using the Electronic Disclosure service available at www.NASDAQ.net. A facsimile of the announcement should also be forwarded to the Listing Qualifications Department and the Hearings Department. The facsimile numbers for the Listing Qualifications Department and the Hearings Department are + 1 301 978 4028 and +1 301 978 8080, respectively.

NASDAQ REFERENCE LINKS

Topic	Description	Link
NASDAQ Listing Rules	All initial and continued listing rules	NASDAQ Listing Rules
Corporate Governance	Independent directors, committee requirements and shareholder approval	www.nasdaq.com/about/FAQsCorpGov.stm
Fees	Fee schedule	www.nasdaq.com/about/FAQsFees.stm
Frequently Asked Questions (FAQs)	Topics related to initial and continued listing	www.nasdaq.com/about/LegalComplianceFAQs.stm
Hearing Requests & Process	Discussion of the Nasdaq Hearings process	www.nasdaq.com/about/FAQsHearings.stm
Listing of Additional Shares (LAS)	Explanation of Nasdaq’s Listing of Additional Shares process	www.nasdaq.com/about/FAQsLAS.stm
Transfer to the Nasdaq Capital Market	Procedures and application to transfer securities to the Nasdaq Capital Market	www.nasdaq.com/about/FAQsPhaseDown.stm
DIRECTORY OF NEWS SERVICES*
The use of any of these services will satisfy NASDAQ’s listing rules that require the disclosure of specific information in a press release or public announcement. The Company must ensure that the full text of the required announcement is disseminated publicly. The Company has not satisfied this requirement if the announcement is published as a headline only or if the news service determines not to publish the full text of the story.

News Service	Internet Address	Telephone Number
Bloomberg Business News	www.bloomberg.com	Toll free: 800 444 2090 Phone: 609 750 4500
Business Wire	www.businesswire.com	Toll free: 800 227 0845 Phone: 415 986 4422
Dow Jones News Wire	www.djnewswires.com	Phone: 201 938 5400
GlobeNewswire (A NASDAQ OMX Co.)	www.globenewswire.com	Toll free: 800 307 6627 Phone: 310 642 6930
MarketWire	www.marketwire.com	Toll free: 800 774 9473 Phone: 310 765 3200
PR Newswire	www.prnewswire.com	Toll free: 800 832 5522 Phone: 201 360 6700
Reuters	www.thomsonreuters.com	Phone: 646 223 6000

*
Nasdaq cannot render advice to the Company with respect to the format or content of the public announcement. The following is provided only as a guide that should be modified following consultation with securities counsel: the Company received a Nasdaq Staff Deficiency Letter on (DATE OF RECEIPT OF STAFF DEFICIENCY LETTER) indicating that the Company fails to comply with the (STOCKHOLDERS’ EQUITY, MINIMUM BID PRICE, MARKET VALUE OF PUBLICLY HELD SHARES, etc.) requirement(s) for continued listing set forth in Listing Rule(s)  _____.